Exhibit 10.3

DIVESTITURE AND SOFTWARE LICENSE AGREEMENT

This Divestiture and Software License Agreement (this “Agreement”) is entered into as of this 7th day of April, 2003 between MSC.Software Corporation, a Delaware corporation having a principal place of business at 2 MacArthur Place, Santa Ana, California 92707 (“MSC”) and Unigraphics Solutions, Inc., a wholly owned subsidiary of Electronic Data Systems, Inc., a Delaware corporation, having a place of business at 5400 Legacy Drive, Plano, Texas 75024 (“UGS”).

RECITALS

A.                                    The parties have been involved in a proceeding before the Federal Trade Commission entitled In the Matter of MSC.Software Corporation, which relates to MSC’s proprietary version of Nastran finite element analysis software called “MSC.Nastran” (as defined below).

B.                                    On October 29, 2002, the Federal Trade Commission issued a “Consent Order” In the Matter of MSC.Software Corporation (attached as Exhibit 1 hereto).

C.                                    Pursuant to the terms of the Consent Order, MSC desires to provide UGS with certain “Licensed Rights” (as defined below) and supporting documentation relating to MSC.Nastran, as set forth in this Agreement.

D.                                    UGS desires to purchase the Licensed Rights and obtain such other information and documentation set forth in this Agreement, subject to the terms and conditions herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I:  DEFINITIONS

1.1                               “Agreement Containing Consent Order” means the agreement between MSC and the Commission setting forth the agreement of such parties regarding the Consent Order and the procedures pursuant to which the Consent Order will be finalized.

1.2                               “Commission” means the Federal Trade Commission.

1.3                               “Complimentary Software” means any Software intended to be used in conjunction with Nastran, including but not limited to pre- and post-processors and meshers.

1.4                               “Consent Order” means the final Decision and Order issued by the Commission In the Matter of MSC.Software Corporation, Docket No. 9299, dated October 29, 2002 (attached as Exhibit 1 hereto and incorporated by reference herein).

1.5                               “CSAR” means the entity formerly known as Computerized Structural Analysis and Research Corp., a California corporation, which was acquired by MSC on or about November 4, 1999.

1.6                               “Derivative Works” shall have the meaning set forth in the United States Copyright Act (17 U.S.C. §101 et seq.).

1.7                               “Distribution Partner” means a Person that UGS enters into an agreement with for the purpose of distributing and/or marketing products that incorporate and/or are covered by the Licensed Rights granted to UGS pursuant to the terms and conditions of this Agreement.

1.8                               “Divestiture Fee” means the fees paid by UGS pursuant to the payment terms set forth in Schedule A hereto [*].

1.9                               “Effective Date” means the date this Agreement, having been duly executed by an authorized representative of each party, is finally approved by the Commission.

1.10                        “End-User” means a Person who acquires directly from UGS, or indirectly through a Distribution Partner, a license to use the Licensed Rights.

1.11                        “Intellectual Property” means Software, inventions, technology, formulations, specifications, patents, patent applications, trade secrets, copyrights, know-how, research materials, technical information, designs, drawings, manufacturing information, integration information, and testing and quality control data.  For the purposes of this Agreement, the definition of “Intellectual Property” does not encompass trademarks, servicemarks or trade names, each of which is covered by the definition of “Licensed Marks” set forth in Section 1.13, below.

1.12                        “License” has that meaning given in the Consent Order.

1.13                        “Licensed Marks” means those trademarks, servicemarks and/or trade names of the Licensed Rights owned by MSC.  MSC represents that a complete and accurate list of these Licensed Marks as of February 1, 2003 is set forth in Schedule D hereto (which shall be amended by the parties to reflect those trademarks, servicemarks and/or trade names used by or on behalf of MSC in connection with the Licensed Rights during the term of this Agreement).

1.14                        “Licensed Rights” has that meaning given in the Consent Order, a copy of which definition is set forth in Schedule B.

1.15                        “MSC.Nastran” has that meaning given in the Consent Order, which is “the proprietary version of Nastran developed, distributed or licensed by MSC, excluding the following MSC products: MSC.Nastran for Windows, MSC.Dytran, MSC Working Model Products, MSC.FEA, MSC.AFEA, MSC.AKUSMOD, MSC.Construct, MSC.Patran, MSC.SuperModel, MSC.FlightLoads, MSC.Ultima, the MSC V5i family, MSC.Fatigue and MSC.Actran.”  Additionally, MSC.Nastran shall mean (i) MSC.Nastran v.2001, that being the version most current as of August 14, 2002, the date the agreement containing the Consent Order was accepted for public comment by the Commission, and in addition shall include (ii) MSC.Nastran 2001 v.9 (“2001 v.9”) in the form it exists as of April 1, 2003, and (iii) any subsequent Minor Commercial Version of MSC.Nastran v.2001 released by MSC during the period and pursuant to the circumstances described in Schedule B.  Notwithstanding anything to the contrary with respect to all items described in (i)-(iii) UGS shall have the same License, Licensed Rights and other rights as it is to receive with respect to the Licensed Rights hereunder and such items shall also be considered part of the Licensed Rights of MSC.Nastran.  The software contained in 2001 v.9 and any subsequent Minor Commercial Version contains portions that are not contained in the version of MSC.Nastran 2001 most current as of August 14, 2002, and MSC is therefore not obligated to provide such portions pursuant to the Consent Order.

* Information for which confidential treatment has been requested pursuant to Rule 24(b)(2) of the Securities Exchange Act of 1934, as amended.

1.16                        “Nastran” has that meaning given in the Consent Order, which is “the finite element analysis solver software first developed by the U.S. National Aeronautics and Space Administration (“NASA”) during the 1960’s to perform structural analysis for NASA projects, which was thereafter released by NASA into the public domain to allow broader use and commercial development.  The term includes not only the version of the Nastran software that NASA has placed in the public domain, but also the proprietary versions of the software developed and enhanced by private parties based on the source code made available by NASA.”

1.17                        “Object Code” or “Executable Code” means the fully-compiled version of a software program that can be executed by a computer and used by an End-User without further compilation.

1.18                        “Person” means any natural person, partnership, corporation, company, association, trust, joint venture or other business or legal entity, including any governmental agency.

1.19                        “Relating to” means in whole or in part constituting, containing, concerning, discussing, describing, embodying, analyzing, identifying, or stating.

1.20                        “Software” means any type of computer code, including, but not limited to, Source Code, Object Code, executable programs, software scripts, modules, add-ons, patches, library functions, object libraries, test programs, test results, regression test software, interfaces with Complimentary Software, enhancements, customizations, development tools, development environments, and proprietary programming languages.

1.21                        “Source Code” means the human-readable version of a software program that can be compiled into Object Code or Executable Code.

1.22                        “Third Party Software” means any of the Licensed Rights that are licensed by a third party to MSC for inclusion in the Licensed Rights under terms that would prevent MSC from conveying, licensing, sublicensing or assigning such rights to UGS.  MSC represents that a complete and accurate list of Third Party Software as of February 1, 2003 is included in Schedule C hereto.

1.23                        “Trademark Usage Guidelines” means the requirements and quality control standards for the use of Licensed Marks (as set forth in Schedule D hereto).

1.24                        “UAI” means the entity formerly known as Universal Analytics, Inc., a California corporation, which was acquired by MSC on or about June 24, 1999.

ARTICLE II:  GRANT

Subject to and in accordance with the terms and conditions of this Agreement and contingent upon final approval of this Agreement by the Commission, MSC grants to UGS the following licenses:

2.1                               License to Licensed Rights.  MSC grants to UGS the following perpetual, worldwide, royalty-free, non-exclusive license to use, market, sublicense, distribute the Licensed Rights and prepare Derivative Works thereof, without restriction and without further remuneration to MSC (including, without limitation, all rights set forth in Sections 2(a) – 2(e) of Schedule B, hereto):

2.1.1                     License to MSC.Nastran.  MSC grants to UGS a perpetual, worldwide, royalty-free, non-exclusive license, under all Intellectual Property and other property rights owned or licensed by MSC relating to MSC.Nastran, to use, market, sublicense, distribute and prepare Derivative Works without restriction and without further remuneration to MSC.

2.1.2                     License to UAI Intellectual Property.  MSC grants to UGS a perpetual, worldwide, royalty-free, non-exclusive license, under all of MSC’s Intellectual Property acquired by MSC as a result of the acquisition of UAI to use, market, sublicense, distribute and prepare Derivative Works without restriction and without further remuneration to MSC.  The foregoing license shall include rights in and to any versions of Nastran and any other computer software acquired by MSC as a result of the Acquisition of UAI.

2.1.3                     License to CSAR Intellectual Property.  MSC grants to UGS a perpetual, worldwide, royalty-free, non-exclusive license, under all of MSC’s Intellectual Property acquired by MSC as a result of the acquisition of CSAR to use, market, sublicense, distribute and prepare Derivative Works without restriction and without further remuneration to MSC.  The foregoing license shall include rights in and to any versions of Nastran and any other computer software acquired by MSC as a result of the Acquisition of CSAR.

2.1.4                     Assignment and Sub-License.  UGS shall have the right to assign and/or sub-license all or any part of its rights under the License to the Licensed Rights to other persons without limitation, including but not limited to the right to sub-license as UGS may see fit for the purposes of establishing a system for the sale or distribution of the Licensed Rights.  In addition, UGS may assign or transfer all of its other rights hereunder, including any rights subject to confidentiality, provided that any assignment or transfer by UGS of any rights or obligations under this Agreement, other than the Licensed Rights and Trademark License, shall be subject to the prior written consent of such assignee to be bound by the applicable terms and conditions of this Agreement (a copy of which consent shall be provided to MSC).

2.2                               Third Party Licenses.  If any of MSC’s rights in any of the Licensed Rights are licensed from any third party under terms that would prevent MSC from conveying, licensing, sublicensing or assigning such rights to UGS, then MSC shall obtain, no later than the Divestiture Date, the agreement of the third party to the licensing of such rights to UGS, on substantially the same terms and conditions as to those granted to MSC.  Once MSC satisfies this obligation, it shall have no continuing obligation hereunder.

2.3                               Trademark License.  For a period of three (3) years from the Divestiture Date, MSC grants to UGS a limited, non-exclusive license to use the Licensed Marks for the sole purpose of identifying UGS as a licensee of the Licensed Rights and/or as a source of products that incorporate and/or are covered by such Licensed Rights (the “Trademark License”).  UGS agrees that at no time shall it state that it is an exclusive licensee of the Licensed Rights.  All rights granted under this Section 2.3 shall be subject to and conditioned upon UGS’s full compliance with the Trademark Usage Guidelines (including the quality control provisions thereof) set forth in Schedule D hereto.  The foregoing license to the Licensed Marks shall be fully sub-licensable, provided that any sub-licensees shall obtain only those rights to use the Licensed Marks granted herein.

2.3.1                     Limitations.  Nothing contained herein shall be interpreted or construed as: (i) limiting UGS’s right to use “NASTRAN” or any other marks in the public domain or that are not otherwise owned by or on behalf of MSC; (ii) providing UGS with any ownership interest or right to use any trademarks servicemarks, or trade names owned by or on behalf of MSC that do not qualify as Licensed Marks; or (iii) providing UGS with any ownership rights in, to or under any of the Licensed Marks.

2.3.2                     Distribution Partners.  In accordance with the terms set forth in Section 2.3, UGS may permit its Distribution Partners to reproduce and disseminate copies of materials produced by UGS.

2.4                               Customer Files.  MSC grants to UGS the right and license to use one copy of all customer files and information described in Section 4.1 of this Agreement.  All such customer files and information shall be treated as Confidential Information pursuant to the obligations set forth in Section 12, unless such customer specifically, and in writing, waives the confidentiality restrictions or protections to be afforded such files.

2.5                               Ownership.  With the exception of those non-exclusive rights granted under this Agreement, all right, title and interest in, to and under the Licensed Rights and Intellectual Property is and will remain solely and exclusively owned by MSC.  Notwithstanding the foregoing and without limiting UGS’ rights under this Agreement, UGS shall have the right, pursuant to Section 11.2, to protect the Licensed Rights granted hereunder including by taking action to protect such Licensed Rights against such parties who undertake any unauthorized use of the Licensed Rights, regardless of whether such unauthorized users are sublicensees of UGS.

2.6                               Rights to Derivative Works.  All Derivative Works of the Licensed Rights created by or on behalf of UGS shall be owned by UGS, provided however, that MSC shall at all times retain ownership of the underlying MSC work upon which any such Derivative Work is based (but shall not acquire any other rights with respect to such Derivative Works).

ARTICLE III:  TECHNICAL ASSISTANCE, INFORMATION, PERSONNEL

3.1                               Technical Assistance.  For a period of twelve (12) months following the date on which MSC has completed the transfer of all Licensed Rights and other documents and information required to be transferred to UGS under this Agreement, UGS shall have the right to obtain from MSC, upon reasonable notice and at reasonable times and levels, such personnel, information, technical assistance, advice and training to UGS as are necessary or appropriate to effectuate the purposes of this Agreement and of the Decision and Order; provided that MSC shall be under no obligation to provide any such personnel, information, technical assistance, advice or training related to the Intellectual Property acquired by MSC as a result of the acquisitions of UAI and CSAR.  Such assistance shall include reasonable consultation with knowledgeable employees of MSC to ensure that the personnel of UGS are appropriately trained to enable UGS to maintain, develop and support the Licensed Rights in a manner comparable to MSC.

3.2                               Costs & Expenses.  MSC shall charge, and UGS agrees to pay, within thirty (30) days of receipt of invoice from MSC, MSC’s own direct, out-of-pocket expenses of labor and travel in providing such assistance, not including overhead or administration expenses.

ARTICLE IV:  CUSTOMER & EMPLOYEE INFORMATION

4.1                               Customer, Marketing and Sales Information.  Promptly following the execution of this Agreement by both parties, assuming the Agreement has been approved by the Commission, MSC will give to UGS a copy or copies, in such form or format as may be necessary or appropriate to enable UGS to utilize them, of the following: (i) all customer files acquired by MSC as a result of the acquisitions of UAI and CSAR, and (ii) all marketing information, sales training materials, and current (as of the Effective Date) customer lists, customer contact information, and customer support log database contents relating to customers who use MSC.Nastran in the United States.

4.2                               Employee Information. No later than one week after both parties execute this Agreement, MSC shall provide UGS with the following lists, stating each individual’s name, position, business address and business telephone number, to the extent known by MSC:

4.2.1                     A list of all non-clerical employees of MSC in the United States who are then currently involved in the design, development, maintenance or customer support of MSC.Nastran;

4.2.2                     To the extent permissible under applicable laws and with the permission of such individuals (which permission MSC shall in good faith seek promptly after execution of the Agreement Containing Consent Order), a list of all former non-clerical employees of MSC in the United States who at any time since June 24, 1999, were involved in the design, development, maintenance, customer support, sales or marketing of MSC.Nastran; and

4.2.3                     To the extent permissible under applicable laws and with the permission of such individuals (which permission MSC shall in good faith seek promptly after execution of the Agreement Containing Consent Order), a list of all former non-clerical employees of UAI and CSAR who were employed by either of those firms at any time within two years prior to the firms’ respective acquisitions by MSC.

4.3                               Personnel Files.  Upon receiving reasonable notice from UGS, MSC shall make available to UGS, for inspection during MSC’s normal business hours, the personnel files and other documentation relating to the individuals identified pursuant to Section 4.2 to the extent permissible under applicable laws, with the permission of such individuals (which permission MSC shall in good faith seek promptly after execution of the Agreement containing Consent Order).

4.4                               Interviews.  For a period of six (6) months following the date on which MSC has completed the transfer of all Licensed Rights and other documents and information required to be transferred to UGS under this Agreement, MSC shall provide UGS with an opportunity to interview such individuals identified pursuant to Section 4.2.1 and negotiate employment with any of them and shall cooperate with UGS in effecting transfer to UGS of any such employee who chooses to transfer to UGS.  MSC shall not prevent, prohibit or restrict or threaten to prevent, prohibit or restrict any such individual who was employed by MSC from working for UGS and shall cooperate with UGS in effecting transfer to UGS of any such employee who chooses to transfer to UGS.    Notwithstanding the foregoing, nothing contained herein shall require or obligate MSC to coerce, force or otherwise induce any individual to partake in interviews with and/or transfer to UGS hereunder against their will.

4.5                               Employee Non-Compete and Confidentiality Restrictions.  MSC shall not offer any incentive to any employees to decline employment with UGS or to accept other employment by MSC; shall eliminate any non-compete restrictions that would otherwise prevent employment of such employees by UGS; and shall eliminate any confidentiality restrictions that would prevent employees who accept employment with UGS from using or transferring to UGS any information or Intellectual Property that is in the employee’s memory or that is part of the Licensed Rights.  MSC shall pay, for the benefit of any employees transferring to UGS, all accrued bonuses, vested pensions and other accrued benefits to the extent they have vested (pursuant to and in accordance with the practices and policies of MSC) as of the date of any such transfer.  UGS is not required to offer employment to or hire employees of MSC.

4.6                               Protected Information.  Notwithstanding the provisions of Section 4.5, to the extent provided by contract, statutory law or common law, MSC is entitled to seek from UGS and/or the former MSC employee(s) any damages incurred as a result of the transfer of MSC’s Intellectual Property other than the Intellectual Property that is part of the Licensed Rights.  However, MSC shall not seek damages from UGS or the employee related solely to the employee’s use of information in the employee’s memory.  Nothing in this Agreement shall: (i)  restrict MSC from protecting or asserting in good faith MSC’s attorney-client or work product privileges; (ii) prevent MSC from withholding any information on grounds of such good faith assertion of privilege; or (iii) prevent MSC from withholding any information on the basis of a bona fide national security interest.

ARTICLE V:  PAYMENT

5.1                               Divestiture Fee.  As monetary consideration for the divestiture set forth in the Consent Order (attached as Exhibit 1 hereto), UGS shall pay a Divestiture Fee to MSC as set forth in Schedule A, hereto.

5.2                               Other Costs and Expenses.  Within thirty (30) days of invoice by MSC, UGS shall pay MSC all of MSC’s direct, out-of-pocket expenses incurred pursuant to Section 3.2, which MSC is entitled to recover from UGS pursuant to the Consent Order or the terms of this Agreement.

5.3                               [*]

ARTICLE VI:  DELIVERY & ACCEPTANCE

6.1                               MSC agrees to deliver copies of the Licensed Rights and other items required to be delivered to UGS under this Agreement in any format as may be necessary or appropriate to enable UGS to utilize such items, including but not limited to:

6.1.1                     Those portions of the Licensed Rights comprised of Software shall be delivered in electronic format on compact disks (CD) and

6.1.2                     Those portions of the Licensed Rights not comprised of Software or other items required to be delivered to UGS under this Agreement shall be delivered either in their original form, unless to do so would be impractical, in which case MSC may deliver copies thereof in lieu of originals.  To the extent an electronic copy of any portion of the Licensed Rights exists, MSC agrees to deliver it to UGS in such form.

6.2                               The Licensed Rights and other items required to be delivered under this Agreement by MSC  (including, without limitation, the Trademark Usage Guidelines set forth in Schedule D hereto) shall be delivered by MSC and accepted by UGS pursuant to the delivery and acceptance terms set forth in Schedule B hereto.

ARTICLE VII:  TERM & TERMINATION

7.1                               Term.  This Agreement shall commence on the Effective Date and continue in full force and effect until such time as both parties have fulfilled their obligations hereunder.

* Information for which confidential treatment has been requested pursuant to Rule 24(b)(2) of the Securities Exchange Act of 1934, as amended.

7.2                               Expiration.  The following provisions shall survive expiration of this Agreement: Sections 2.1, 2.5, 2.6 and 4.6 as well as Articles 1 and VII – XIV. Expiration shall not affect the Licensed Rights granted to UGS hereunder or its obligations related thereto.  No expiration of this Agreement shall relieve either party for any material breach of its obligations and/or resulting liability hereunder.  Following the Closing Date no party shall have the right to terminate this Agreement.

ARTICLE VIII:  REPRESENTATIONS & WARRANTIES

8.1                               Mutual Representations & Warranties.  Each party represents and warrants to the other party that:

8.1.1                     such party has been duly incorporated and is validly existing under the laws under which such party is incorporated;

8.1.2                     such party has the full corporate right, power and authority to enter into this Agreement and to perform the acts required of it hereunder;

8.1.3                     the execution of this Agreement by such party, and the performance by such party of its obligations and duties hereunder, do not and will not violate any agreement to which such party is a party or by which it is otherwise bound; and

8.1.4                     when executed and delivered by such party, this Agreement will constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

8.2                               MSC Representations & Warranties.  MSC hereby represents and warrants that, to the best of its knowledge, no third party holds a claim (whether or not such third party has asserted it as of the date of this Agreement) of: (i) ownership or misappropriation with respect to MSC’s Intellectual Property hereunder; or (ii) infringement with respect to the use of the Licensed Rights hereunder in the same manner that MSC uses the Licensed Rights as of the Effective Date.

8.3                               NO OTHER WARRANTIES; DISCLAIMER.  EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, UGS HEREBY ACKNOWLEDGES THAT THE LICENSED RIGHTS AND INTELLECTUAL PROPERTY OF MSC ARE PROVIDED ON AN “AS IS” BASIS.  MSC HEREBY SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE LICENSED RIGHTS AND OTHER SUBJECT MATTER CONTEMPLATED BY THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION: (I) ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE; AND (II) ANY EXPRESS OR IMPLIED WARRANTIES AND/OR REPRESENTATIONS THAT ANY PRODUCT, APPLICATION OR SERVICE IMPLEMENTING THE LICENSED RIGHTS AND/OR INTELLECTUAL PROPERTY OF MSC WILL NOT INFRINGE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

Article IX:  Indemnification

9.1                               Indemnification by MSC.  MSC will defend, at its expense, any action brought against UGS to the extent that it is based upon a claim that any Software furnished hereunder infringes a United States patent or a United States trademark or any copyright under any Berne convention member country, or violates any third party trade secret or other intellectual property right or proprietary right and MSC will pay all judgments, costs, expenses and damages finally awarded against UGS, provided that MSC is given prompt written notice of such claim and is given all  reasonable information, assistance, and the authority to defend or settle the claim up to the maximum indemnifiable amount equivalent with the liability limit set forth in Section 10.2.  UGS shall have the option to engage counsel of its choosing to assist UGS in the defense of any such claim, provided that UGS shall be responsible for paying all fees, costs and expenses associated therewith.

MSC, at its option, will obtain for UGS the right to continue using, or will replace or modify the Software involved so it becomes noninfringing provided it will provide equivalent functionality.

MSC will have no obligation under this Section if the alleged infringement or violation is (i) based upon the use of the Software in combination with other software not furnished by MSC or (ii) is based upon the Software as modified UGS or its agents, if with respect to (i) and (ii) such alleged infringement or violation would not have occurred except for such combined use or modification.

Nothing in this Section 9.1 shall be interpreted to excuse performance by MSC of its obligations under Section 2.2. of  this Agreement.

9.2                               Indemnification by UGS.  UGS will indemnify, defend and hold MSC, its officers, directors, employees, agents, distributors, licensees and affiliates, harmless against all judgments, costs, expenses and damages arising from any claim, suit, action or proceeding (collectively a “claim”) based on: (i) any claim that the Derivative Works or other enhancements or modifications to the Licensed Rights created by or on behalf of UGS, or UGS’s exercise of the Licensed Rights granted hereunder in combination with Intellectual Property or other items not provided by MSC, infringe the copyright, patent and/or other intellectual property rights of a third party and such claim would not have arisen but for the combination; and (ii) any third party claim resulting from or in connection with this Agreement, including without limitation, third party product liability claims and/or other claims brought by third parties based on damage to property or injury or death to Persons resulting from or in connection with results UGS or any End-User has obtained through the negligent use or misuse of products that embody and/or are covered by the Licensed Rights or any portion thereof.

ARTICLE X:  LIMITATION OF LIABILITY

10.1                        UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM ANY PROVISION OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS.

10.2                        WITH THE EXCEPTION OF MSC’S REPRESENTATIONS UNDER SECTION 8.2, EITHER PARTY’S ENTIRE LIABILITY FOR ALL CLAIMS OR DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, EQUITY, NEGLIGENCE, INTENDED CONDUCT, TORT OR OTHERWISE, WILL BE LIMITED TO AND WILL NOT EXCEED, IN THE AGGREGATE FOR ALL CLAIMS, ACTIONS AND CAUSES OF ACTION OF EVERY KIND AND NATURE, [*].  IN NO EVENT WILL THE MEASURE OF DAMAGES PAYABLE BY EITHER PARTY INCLUDE, NOR WILL EITHER PARTY BE LIABLE FOR, ANY AMOUNTS FOR LOSS OF INCOME, PROFIT OR SAVINGS OR INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES OF ANY PARTY, INCLUDING THIRD PARTIES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE, AND ALL SUCH

* Information for which confidential treatment has been requested pursuant to Rule 24(b)(2) of the Securities Exchange Act of 1934, as amended.

DAMAGES ARE EXPRESSLY DISCLAIMED. [*]. NOTWITHSTANDING THE FOREGOING, THE PARTIES EXPRESSLY ACKNOWLEDGE THAT MONETARY DAMAGES ARE AN INADEQUATE REMEDY FOR THE BREACH OF EITHER PARTY’S RIGHTS OR OBLIGATIONS UNDER ARTICLE II (“GRANT”), WHICH SHALL ALSO BE GOVERNED BY AND SUBJECT TO THE ADDITIONAL REMEDIES SET FORTH IN SECTION 11.1 (“INJUNCTIVE RELIEF & SPECIFIC PERFORMANCE”).

ARTICLE XI:  INJUNCTIVE RELIEF, SPECIFIC PERFORMANCE & ENFORCEMENT PROCEEDINGS

11.1                        Injunctive Relief & Specific Performance.  The parties acknowledge that damages may not be an adequate remedy in the event of any breach of this Agreement by either party.  Therefore, the parties agree that, in addition to any other remedies either party may be entitled to at law or equity, each party will be entitled to injunctive relief to stop the breach of any provision of this Agreement by the other party, its officers, agents, employees, assignees or licensees, or to an order requiring specific performance of a term or obligation under this Agreement.  Notwithstanding the foregoing, the rights granted to UGS in Sections 2.1 through 2.3 may not be revoked or terminated by MSC as a remedy for default by UGS.

11.2                        Enforcement Proceedings.  In the event that any party hereto believes there has been any infringement by an unlicensed third party of any of the Licensed Rights and/or Intellectual Property hereunder and such party wants to bring an Action under this Section 11.2, such party shall promptly notify the other party hereto and provide such information as is available to confirm such infringing activity.  Any action to terminate infringing activity (an “Action”), shall be governed by the following procedures and guidelines:

(a)              Action by MSC.  MSC shall have the first option (but not the obligation) to take any Action that it deems appropriate to terminate the foregoing infringing activity (including, without limitation, the initiation of legal proceedings, settlement discussions and/or sublicense negotiations), in which case UGS shall provide MSC with all reasonable assistance connection therewith and MSC shall reimburse UGS for its reasonable out-of-pocket costs related to such assistance (not including any attorneys fees or costs incurred by UGS).  Notwithstanding the foregoing, MSC shall use commercially reasonable efforts to avoid any settlement of an Action upon terms that would: (i) limit the scope of protection afforded by the Licensed Rights or Intellectual Property; (ii) compromise the validity or enforceability of the Licensed Rights or Intellectual Property; (iii) limit the scope of rights granted to UGS hereunder; (iv) constitute a concession or an admission regarding the rights or privileges of any party to this Agreement with respect to the Licensed Rights or Intellectual Property; or (v) impose any obligation on UGS (including, without limitation, any obligation to make any payment or forego the collection of any royalties or other payments). MSC shall be responsible for all costs, fees and expenses directly related to any such Action (collectively, the “Direct Costs”), which shall expressly exclude any attorney’s fees and/or other expenses (the “Other Expenses”) incurred by UGS.

(b)              Action by UGS.  If MSC provides written notice of its decision not to initiate an Action, then UGS shall have the option (but not the obligation) to take any Action that it deems appropriate to terminate the infringing activity (including, without limitation, the initiation of legal proceedings and/or settlement discussions), in which case MSC shall provide UGS with all reasonable assistance in connection therewith (including, without limitation, being joined as a named party in any legal proceeding), and UGS shall reimburse MSC for its

* Information for which confidential treatment has been requested pursuant to Rule 24(b)(2) of the Securities Exchange Act of 1934, as amended.

reasonable out-of-pocket costs related to such assistance (not including any attorneys fees or costs incurred by MSC).  Notwithstanding the foregoing, UGS shall not be entitled to settle any such Action (without the consent of MSC, which it may withhold in its sole discretion) upon any terms that would: (i) limit the scope of protection afforded by the Licensed Rights or Intellectual Property; (ii) compromise the validity or enforceability of the Licensed Rights or Intellectual Property; (iii) limit the scope of MSC’s rights hereunder; (iv) constitute a concession or an admission regarding the rights or privileges of any party to this Agreement with respect to the Licensed Rights or Intellectual Property; or (v) impose any obligation on MSC (including, without limitation, any obligation to make any payment or forego the collection of any royalties or other payments).  UGS shall be responsible for all Direct Costs hereunder as well as all Other Expenses incurred by MSC in connection therewith.

(c)              Allocation of Damages.  In the event that an Action results in monetary damages, MSC shall allocate said damages as follows: (i) reimbursement of all Direct Costs; (ii) reimbursement of Other Expenses; (iii) any remaining monetary damages (excluding exceptional, punitive and/or treble damages) shall be allocated and distributed equally between the parties; and (iv) any exceptional, punitive and/or treble damages shall be paid to MSC, which MSC shall then allocate equally with UGS in the event UGS took the lead in prosecuting such Action pursuant to Section 11.2(b).

ARTICLE XII:  CONFIDENTIALITY

12.1                        Prior to the execution of this Agreement, the parties have executed a Confidential Information and Non-Disclosure Agreement (“NDA”), dated October 3, 2002.  This NDA is hereby incorporated by reference in this Agreement and shall effectuate confidentiality provisions for this Agreement.  Notwithstanding the foregoing, to the extent Confidential Information disclosed by MSC to UGS is contained in the Licensed Rights or is provided to UGS as part of Technical Assistance relating to the Licensed Rights, the UGS confidentiality obligations under the NDA shall not apply to such Confidential Information.

In addition, the parties agree to maintain the terms of this Agreement in confidence except as may be required by law and to the extent the parties are required to disclose terms of this Agreement they shall only provide terms to the extent so required.  The parties agree to cooperate in advance with respect to any disclosure.

ARTICLE XIII:  EXPORT CONTROL

13.1                        Compliance.  This Agreement is subject to all United States government laws, regulations, orders or other restrictions regarding export from the United States of services, commodities, software, technology or derivatives thereof, as such laws, regulations, orders, or other restrictions may be enacted, amended or modified from time to time. Notwithstanding anything to the contrary in this Agreement, UGS will not directly or indirectly, separately or as part of a system, export or re-export any MSC services, commodity, software, technology or derivatives thereof or permit the shipment of same without obtaining the required approvals, if any, from the relevant governmental agency.  UGS will comply with all applicable export, re-export and import control laws and regulations.  UGS shall, at its own expense, obtain all export licenses and approvals required by any government and shall comply with all applicable laws, rules, policies and procedures of the United States Government.

13.2                        Indemnification.  UGS hereby agrees to defend, indemnify and hold MSC, its agents, officers, directors, affiliates and employees, harmless from and against any damages or expenses incurred by MSC as a result of  any violation of such laws or regulations by UGS or any of its agents, officers, directors or employees.  MSC, at UGS’s sole cost and expense, will provide reasonable cooperation and assistance with UGS’s requests to provide documentation, certificates and other material necessary to obtain the required United States licenses and permits for the export of the Licensed Products.

ARTICLE XIV:  MISCELLANEOUS

14.1                        Waiver.  Any of the provisions of this Agreement may be waived by the party entitled to the benefit thereof.  Neither party shall be deemed, by any act or omission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by the waiving party, and then only to the extent specifically set forth in such writing.  A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event.  The failure of either party to require performance by the other party of any provision hereof shall not affect the full right to require such performance at any time thereafter; nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.  No waiver by UGS shall operate to excuse any obligation MSC may otherwise have to perform pursuant to the Consent Order, or excuse UGS from accepting MSC’s performance of its obligations under the Consent Order or this Agreement.

14.2                        Relationship of the Parties.  The Parties are independent contractors, each party acting as a principal for its own account and at its own expense and risk.  No partnership or joint venture is intended to be created by this Agreement, nor any principal-agent or employer-employee relationship.  Neither Party has, and neither Party shall attempt to assert, the authority to make commitments for or to bind the other Party to any obligation.

14.3                        Governing Law; Jurisdiction.  This Agreement shall be interpreted and construed in accordance with the laws of the State of California, without regard to its conflicts of law principles.  Each party hereby consents and submits to the personal jurisdiction of the United States and the state and federal courts located in California, and expressly agrees that the venue for any action arising under this Agreement shall be the appropriate court within the Central District of California or the state courts located in Orange County, California.

14.4                        Notices.  Except as otherwise provided herein, any notice or other communication to be given hereunder shall be in writing and shall be (as elected by the party giving such notice): (i) personally delivered; (ii) transmitted by postage prepaid registered or certified airmail, return receipt requested; (iii) deposited prepaid with a nationally recognized overnight courier or service; or (iv) sent via facsimile, with a confirmation copy sent via first class mail.  Unless otherwise provided herein, all notices shall be deemed given on: (x) the date or receipt (or if delivery is refused, the date of such refusal) if delivered personally or by courier; or (y) three (3) days after the date of posting if transmitted by mail.  Either party may change its address for notice purposes hereof not less than three (3) days prior notice to the other party.  Notice hereunder shall be directed to a party at the address for such party which is set forth below:

If to MSC:	MSC.Software Corporation
2 MacArthur Place
Santa Ana, California 92707
Attention: Thomas Baker
With a copy to: Legal Group
Fax: (714) 784-4056

If to UGS:	Unigraphics Solutions Inc.
2000 Eastman Drive

Milford, Ohio 45150
Attention: Jim Rusk
With a copy to: Legal Counsel
Fax: (513) 576-5696

14.5                        Severability.  In the event that any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole, and, in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions.

14.6                        Headings.  The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or extent of such section or in any way affect this Agreement.

14.7                        Other Agreements.  As of the Effective Date, neither Party shall agree to any contractual provision or term in any agreement with any third party that contains a provision or term, the performance of which would constitute a material breach of this Agreement.

14.8                        Schedules and Exhibits.  The following Schedules, attached to this Agreement, are incorporated by reference in their entirety:

Schedule A:             Divestiture Fees

Schedule B:             Description of Licensed Software/Licensed Rights

Schedule C:             Third Party Software

Schedule D:             Licensed Trademarks

Exhibit 1:                           Decision and Order

Exhibit 2:                           Non-Disclosure Agreement (NDA)

14.9                        Entire Agreement.  This Agreement shall not be modified or amended except by a subsequently dated written amendment signed on behalf of both MSC and UGS by their duly authorized representatives. This Agreement (together with all Exhibits and Schedules attached hereto) constitutes the entire agreement between the parties as to the subject matter hereof, and all prior negotiations, representations, agreements and understandings (whether written or oral) are merged into, extinguished by and completely expressed by this Agreement with the exception of the Non-Disclosure Agreement (“NDA”) attached as Exhibit 2 hereto and the Consent Order, both of which shall be deemed to survive the execution of this Agreement.

14.10                 Modifications.  No waiver, modification, release or amendment of any obligation under this Agreement will be valid or effective unless in writing and signed by duly authorized representatives of both parties hereto.

14.11                 Compliance with Consent Order.  Nothing in this Agreement shall be interpreted to vary or contradict the terms of the Consent Order or to excuse performance by MSC of its obligations thereunder.  To the extent it would otherwise have the right to do so, UGS shall have the right to bring a claim to enforce the rights to be granted to the Acquirer under the Consent Order.

14.12                 Press Release.  The parties shall reasonably cooperate with each other in the issuance of any press release relating to this Agreement, which shall be subject to the prior written approval of both parties hereto.  Nothing contained herein shall prevent: (i) UGS from marketing Licensed

Products in accordance with and subject to the terms and conditions of this Agreement; or (ii) either party from issuing press releases or other disclosures as may be required by law.

14.13                 Approval by FTC.  This Agreement is subject to final approval of the FTC.  In the event that the FTC either (i) declines approval or (ii) does not provide approval by June 30, 2003, then this Agreement and all obligations hereunder shall be void ab initio – provided, however, that the terms and conditions of the Non-Disclosure Agreement (“NDA” attached as Exhibit 2 hereto) shall remain in full force and effect and the parties shall comply with their respective confidentiality and non-disclosure obligations thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Divestiture and Software License Agreement to be executed as of the Effective Date by their duly authorized representatives.  Each party warrants that its executing representative has the power and authority to sign this Agreement and to thus bind its party.

MSC.SOFTWARE CORPORATION (“MSC”)		UNIGRAPHICS SOLUTIONS INC. (“UGS”)

By:	/s/ Frank Perna, Jr.	By:	/s/ Charles C. Grindstaff

Title: Chairman and CEO		Title: President, PLM Products

Date: March 31, 2003		Date: April 7, 2003

Schedule A

DIVESTITURE FEES

[*]

* Information for which confidential treatment has been requested pursuant to Rule 24(b)(2) of the Securities Exchange Act of 1934, as amended.

Schedule B

DESCRIPTION OF LICENSED SOFTWARE / LICENSED RIGHTS

“Licensed Rights” means:

1.               the following:

a.               all Intellectual Property and other property rights owned or licensed by MSC relating to the version of MSC.Nastran that is most current as of the date the Agreement Containing Consent Order is accepted by the Commission for public comment;

b.              all Intellectual Property of any kind acquired by MSC as a result of the Acquisition of UAI, including all rights in and to any versions of Nastran and any other computer Software; and

c.               all Intellectual Property of any kind acquired by MSC as a result of the Acquisition of CSAR, including all rights in and to any versions of Nastran and any other computer Software.

2.               “Licensed Rights” includes but is not limited to, with respect to each of the enumerated items set forth in the foregoing paragraph 1, the following:

a.               all computer code, including standard versions and user-modifiable versions, source code, object code, linear and nonlinear solution sequences, object libraries, applications, features, enhancements, optional modules, DMAP capabilities and features, program interfaces with Complimentary Software, and MSC.Nastran Tool Kits, for all operating systems and computer platforms;

b.              all Software programs, instructions, manuals, documentation, scripts, development tools, development environments, proprietary programming languages, designs, drawings, specifications, research data, problem resolution protocols and all other Intellectual Property used to develop, upgrade, maintain, test, enhance or add features, capabilities, elements or improvements to the licensed items;

c.               all Software programs, instructions, manuals, documentation or materials of any kind used or supplied to a user of any of the licensed items to facilitate installation or operation of any of the licensed items, or to facilitate migration or conversion by any user to or from any of the licensed items;

d.              all executable programs, test problems, test results, regression test Software, development support Software, interfaces with Complimentary Software, APIs, manuals, guides, reports, and other documentation; and

e.               all other Intellectual property and intangible property rights that may be reasonably necessary to facilitate the use by UGS of the Licensed Rights for the purposes set forth in the Consent Order.

The Licensed Rights shall include all training materials related to the Licensed Rights.

The Licensed Rights shall include all test material including all data (including all test cases/test solves/input data decks) including all customer generated or owned data (“Customer Test Information”) provided that Customer test information shall be treated as confidential information. The Customer Test Information will not include any personally identifiable information regarding any specific customer.

The Licensed Rights shall include the following licensed Software:

MSC.Nastran 2001 v.9.

In addition, if in the period from the date this Agreement is signed through July 31, 2003, MSC releases a new Minor Commercial Version of MSC.Nastran (as defined below), the parties agree that MSC shall provide to UGS the source code that represents that minor version.

A new minor commercial version of MSC.Nastran shall mean the release of a version of MSC.Nastran with a version number sequenced “2001 v.[x]” (“Minor Commercial Version”).  Minor Commercial Version shall not mean any version of MSC.Nastran with a version number sequenced “2003 v.[x].”  In addition, a new Minor Commercial Version shall mean the version generally made available by MSC to its clients as evidenced by shipment containing such new Minor Commercial Version to an MSC client or clients that have entered into a license agreement for the licensing of such new version.  A pre-release version made available to clients for non-production use, for the purpose of testing, evaluation and/or feedback (“Beta Version”) shall not be considered a commercial release and use of a Beta Version by an MSC customer shall not constitute a basis for triggering the condition described in the foregoing paragraph.  Beta Versions include versions provided to clients as part of funded development and that have not been made generally available to MSC’s clients as a commercial release.  Lastly, a commercial release with a “build date” or date on which the code was compiled and prepared for release shall not constitute a commercial release so long as that version was not made available to MSC’s customers pursuant to the commercial release conditions described above.

Delivery and Acceptance terms:

No later than five (5) business days following final approval by the Commission of the divestiture to UGS of the Assets to be Divested,(1) as that term is defined in the Consent Order, MSC shall deliver to UGS the Assets to be Divested and all other materials and assets to be delivered hereunder, including the Licensed Rights.  MSC agrees to deliver, and UGS agrees to accept delivery of the Assets to be Divested and all other materials and assets to be delivered hereunder at the following address:

EDS PLM
10824 Hope Street
Cypress, California  90630

UGS shall have five (5) business days following the date of delivery to inspect the Assets to be Divested and all other materials and assets to be delivered hereunder for the purpose of determining their accuracy and completeness.  If, in UGS’ reasonable opinion, the materials delivered by MSC do not constitute a complete inventory of the Assets to be Divested and all other materials and assets to be delivered hereunder, it must immediately provide MSC notice in writing, which notice shall specifically describe the materials UGS believes remain to be provided.  In the event that UGS does not provide MSC with any such written notice by the close of business on the third day following delivery by MSC, then the materials shall be deemed accepted at the end of the fifth business day following delivery,  but without prejudice to any of UGS’ rights under the Agreement, and such date shall constitute the Closing Date.

Following the Closing Date, if upon the exercise of reasonable diligence, UGS determines that an item that was meant to be included in the Assets to be Divested or any other materials and assets to be delivered hereunder was not included in the materials delivered by MSC, UGS shall retain the right to submit a written request to MSC for such item, and MSC shall promptly deliver such item or provide UGS with a written notice explaining why, in MSC’s reasonable opinion, such item is not a part of the Assets To Be Divested and all other materials and assets to be delivered hereunder.  Any such request for an item shall not operate to re-establish a new Closing Date, which Closing Date shall remain the one established

(1) “Assets To Be Divested” has that meaning given in the Consent Order, and is defined as: 1. a License to the  Licensed Rights; 2. such tangible embodiments of the Licensed Rights (including but not limited to physical and electronic copies) as may be necessary or appropriate to enable UGS to utilize the Licensed Rights for the purposes set forth in the Consent Order; and 3. a copy or copies, in such form or format as may be necessary or appropriate to enable UGS to utilize them, of the following: a. all customer files acquired by MSC as a result of the Acquisition of UAI and the Acquisition of CSAR; and b. all marketing information, sales training materials, and current (as of the Divestiture Date) customer lists, customer contact information, and customer support log database contents relating to customers who use MSC.Nastran in the United States.

pursuant to the Delivery and Acceptance procedures set forth above.  Nothing herein shall operate to waive or limit in any way MSC’s obligations, both under this Agreement and under the Consent Order, to divest all of the Assets To Be Divested and all other materials and assets to be delivered hereunder to UGS.

Schedule C

THIRD PARTY SOFTWARE

[*]

* Information for which confidential treatment has been requested pursuant to Rule 24(b)(2) of the Securities Exchange Act of 1934, as amended.

SCHEDULE D

LICENSED TRADEMARKS

The Licensed Marks include the following registered trademarks:

1.               MSC.Nastran®

2.               MSC.Software Corporation®

3.               CSA®

4.               CSA/GENSA®

5.               CSAR/OPTIM2®

6.               CSAR/SIZING2®

MSC represents and warrants that, as of the Effective Date of this Agreement, it owns no federally registered trademarks to the following names: “Universal Analytics, Inc.” and “UAI” (collectively the “UAI Names”).  Furthermore, MSC agrees that it will not object to or otherwise challenge the use of the UAI Names, or any other trademarks or trade names of the Licensed Rights, by UGS for the purposes set forth in Section 2.3 (Trademark License).

TRADEMARK USAGE GUIDELINES

Notice.  In connection with the use of the Licensed Marks, UGS will, for each page or product surface on which a Licensed Mark is used, mark the use of the Licensed Marks with the appropriate trademark symbol in accordance with applicable law (e.g., “TM”, or “®”) and identify MSC as the owner of such marks.

EXHIBIT 1

DECISION & ORDER

[Omitted.  Immaterial to agreement.]

EXHIBIT 2

NON-DISCLOSURE AGREEMENT (NDA)

[Omitted.  Immaterial to agreement.]